UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 10, 2014

JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective June 10, 2014, the separation and general release agreement (the “Agreement”) between JetBlue Airways Corporation (the “Company”) and Robert Maruster, its former Chief Operations Officer, became irrevocable, as approved by the Compensation Committee of the Board of Directors of the Company. The Agreement provides for a lump sum payment to Mr. Maruster in the aggregate amount of $928,000 and a pro-rated annual non-equity incentive bonus of $90,313, payable no later than July 31, 2014. Upon the Agreement becoming irrevocable, Mr. Maruster’s unvested 62,683 restricted stock units became subject to accelerated vesting and 17,626 are subject to continued vesting. All amounts are subject to applicable withholdings. Mr. Maruster’s remaining restricted stock units were subject to cancellation and forfeiture and his remaining stock options are governed by the terms of the applicable original grant agreement, including the applicable terms and vesting schedules. Mr. Maruster is eligible for medical and dental coverage for up to twelve months, travel privileges on our flights as provided to similarly situated individuals in accordance with company policy, and career transition consulting services for up to twelve months. The benefits provided in the agreement are subject to a general release which was executed by Mr. Maruster on May 30, 2014, as well as reasonable and customary covenants, including confidentiality, non-competition and an agreement to cooperate.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Agreement, filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

Exhibit No.                    Description

10.1	JetBlue Airways Corporation Separation and General Release Agreement between JetBlue Airways Corporation and Robert Maruster, dated June 3, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: June 11, 2014	By:	/s/ DONALD DANIELS
Vice President, Controller and Chief Accounting Officer (principal accounting officer)